UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2010

iStar Financial Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-15371	95-6881527
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1114 Avenue of the Americas, 39th Floor New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 930-9400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01             Regulation FD Disclosure.

iStar Financial Inc. (the “Company”) is exploring a sale or other transaction involving a portfolio of 34 corporate tenant leased assets totaling approximately 12 million square feet of space.  For the year ended December 31, 2009, the portfolio generated approximately $115 million in net operating income, which represented approximately 40% of the Company’s total corporate tenant leased net operating income.  The portfolio is encumbered by secured, non-recourse term debt with an aggregate principal balance of approximately $948 million that matures in April 2011.  The debt instruments cannot be assigned without the consent of the lender.

Although the Company has received several preliminary reverse inquiries from parties interested in a transaction involving some or all of the portfolio, the Company has not entered into any agreement, arrangement or understanding with any potential party.  The Company has retained a broker to market the portfolio.  Any decision by the Company to sell or otherwise dispose of some or all of the portfolio will be based primarily on the pricing terms offered by interested parties.  There can be no assurance that any transaction involving all or part of the portfolio will be consummated.

The information in this Current Report is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, unless it is specifically incorporated by reference therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

iSTAR FINANCIAL INC.

Date: February 9, 2010	By:	/s/ Jay Sugarman
Jay Sugarman
Chairman and Chief Executive Officer

Date: February 9, 2010	By:	/s/ James D. Burns
James D. Burns
Executive Vice-President, Chief Financial Officer and Treasurer